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FORM 4
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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                             WASHINGTON, DC 20549

                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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
/ / CHECK THIS BOX IF NO                                                                                          OMB APPROVAL
    LONGER SUBJECT TO                Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4                  Exchange Act of 1934, Section 17(a) of the                        OMB NUMBER       3235-0287
    OR FORM 5 OBLIGATIONS               Public Utility Holding Company Act of 1935                        EXPIRES: DECEMBER 31, 2001
    MAY CONTINUE. SEE                    or Section 30(f) of the Investment Company                       ESTIMATED AVERAGE BURDEN
    INSTRUCTION 1(b).                                 Act of 1940                                         HOURS PER RESPONSE.....0.5
    (Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
         Samstock, L.L.C.                              Transmedia Network Inc. (TMN)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer          Other
  Two North Riverside Plaza                       Person (Voluntary)                            ----              ---
  Suite 600                                                                  August 2000        (give title below)   (specify below)
---------------------------------------------                             ------------------
                  (Street)                                                5. If Amendment,          --------------------------
  Chicago            IL              60606                                   Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                September 8, 2000  7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, $.02 par value    08/04/2000   J(1)          103,046      D      $3.60          --                 D
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Common Stock, $.02 par value    08/23/2000   J(2)          405,479      A     $4.5625     2,322,952             D(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                        Page 1 of 2
                                                                                                                    SEC 1474 (12-01)


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------  Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Series A Preferred Stock     $2.41      08/04/2000  J(1)              144,710  03/04/  03/04/    Common   144,710        $3.825(1)
(right to convert)                                                             2000    2009      Stock,
                                                                                                 par
                                                                                                 value
                                                                                                 $.02
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Warrants to Purchase         $2.4813    08/04/2000  J(1)               51,000  08/04/  11/09/    Common    51,000        $1.5187(1)
Common Stock                                                                   2000    2004      Stock,
(right to buy)                                                                                   par
                                                                                                 value
                                                                                                 $.02
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Warrants to Purchase          $6.00     08/04/2000  J(1)               15,386  08/04/  11/09/    Common    15,386        $0.01(1)
Common Stock                                                                   2000    2004      Stock,
(right to buy)                                                                                   par
                                                                                                 value
                                                                                                 $.02
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Warrants to Purchase          $7.00     08/04/2000  J(1)               15,385  08/04/  11/09/    Common    15,385        $0.01(1)
Common Stock                                                                   2000    2004      Stock,
(right to buy)                                                                                   par
                                                                                                 value
                                                                                                 $.02
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Warrants to Purchase          $8.00     08/04/2000  J(1)               15,386  08/04/  11/09/    Common    15,386        $0.01(1)
Common Stock                                                                   2000    2004      Stock,
(right to buy)                                                                                   par
                                                                                                 value
                                                                                                 $.02
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Warrants to Purchase        $5.93125    08/23/2000  J(2)        405,479        08/23/  08/23/    Common   405,479        (2)
Common Stock                                                                   2000    2005      Stock,
(right to buy)                                                                                   par
                                                                                                 value
                                                                                                 $.02
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Warrants to Purchase          $7.30     08/23/2000  J(2)        405,479       08/23/  08/23/     Common   405,479
Common Stock                                                                  2000    2005       Stock,
(right to buy)                                                                                   par
                                                                                                 value
                                                                                                 $.02
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Series A Preferred Stock        2,692,748                    D
(right to convert)
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Warrants to Purchase             949,000                     D
Common Stock
(right to buy)
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Warrants to Purchase               --                        D
Common Stock
(right to buy)
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Warrants to Purchase               --                        D
Common Stock
(right to buy)
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Warrants to Purchase             858,892                     D
Common Stock
(right to buy)
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Warrants to Purchase             405,479                     D
Common Stock
(right to buy)
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Warrants to Purchase             405,479                     D
Common Stock
(right to buy)
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Explanation of Responses:
(1) Shares transferred to a third party by the Reporting Person in connection with the retirement of such third party from the Reporting Person.
(2) These shares and warrants were acquired in connection with the Reporting Person's commitment to the Issuer under a Stock
    Purchase and Sale Agreement dated as of April 28, 2000, among the Issuer, the Reporting Person and certain other investors.


**Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ Donald J. Liebentritt           09/15/2000
  Violations.                                                                         --------------------------------    ----------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           **Signature of Reporting Person        Date
Note. File three copies of this Form, one of which must be manually signed.             By: Donald J. Liebentritt,       Page 2 of 2
      If space is insufficient, see Instruction 6 for procedure.                            Vice President          SEC 1474 (12-01)
                                                                                            Samstock, L.L.C.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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